Exhibit 10.2

SECOND AMENDMENT
TO THE
HALLIBURTON COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

WHEREAS, Halliburton Company (the “Company”) has adopted and maintains the Halliburton Company Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2008 and as thereafter amended (the “SERP”);

WHEREAS, the Company desires to amend the SERP to permit Participants to make annual payment distribution elections with respect to future allocations under the SERP and subsequent payment distribution elections with respect to prior allocations under the SERP, each in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Company desires to amend the SERP and the Grandfathered Plan (as defined in the SERP) to permit participants therein to designate a beneficiary to receive any amounts payable under the SERP due to the participant’s death; and

WHEREAS, Article X of the SERP provides that, subject to certain inapplicable limitations, the SERP may be amended by the Company’s Compensation Committee;

NOW, THEREFORE, the SERP is hereby amended as follows effective as of the date set forth below:

1.Paragraph (H) of Article IV of the SERP is hereby amended in its entirety to read as follows:

“(H)    Within 30 days of the date a Senior Executive is designated as a Participant in the Plan, such Participant may make a written election, in the form as approved by the Administrative Committee, as to the form of payment of the Participant’s Account from the following alternatives:
Monthly installments over five (5) years;
Monthly installments over ten (10) years; or
A single lump sum payment.
In addition, a Participant may make a written election, in the form as approved by the Administrative Committee, as to the form of payment of allocations to the Participant’s Account that may be made in a future Allocation Year; provided that such election shall be irrevocable as of December 31 of the year immediately prior to the future Allocation Year. If a Participant fails to make a timely election as provided under this Paragraph (H) with respect to one or more Allocation Years, such Participant’s Account for such Allocation Years shall be paid in the form of a lump sum. The above notwithstanding, if the total vested amount credited to the Participant’s Account and Grandfathered Plan Account upon Termination of Service is less than $100,000, such amount shall always be paid in a single lump sum payment.”
2.Article IV of the SERP is hereby amended to add the following Paragraph (I) thereto as follows:

“(I)    A Participant may subsequently change a prior election, whether made affirmatively or by default, under Article IV, Paragraph (H), to change the form of payment (a “Subsequent Election”) for any Allocation Year after 2004 provided that (i) the Subsequent Election shall not become effective until the date that is 12 months after the date the Subsequent Election is made, (ii) the earliest payment commencement date elected in the Subsequent Election must be 5 years or more after the date the payment is scheduled to be made, except for a distribution event due to the Participant’s death, and (iii) the Subsequent Election must be made at least 12 months before the date the payment is scheduled to be made or commence. A Subsequent Election shall be made in the form as approved by the Administrative Committee.”

3.    The first sentence of Article VII, Paragraph (B) of the SERP is hereby amended to read as follows:

“Any amounts payable under Paragraph (A) above shall be paid in the form pursuant to Article IV, Paragraph (H) on the date that is sixty (60) days after the Participant’s Termination of Service or, if applicable, the time designated in a timely Subsequent Election pursuant to Article IV, Paragraph (I).”

1.Paragraph (E) of Article VII of the SERP is hereby amended in its entirety to read as follows:

“(E)    If a Participant shall die while in the service of an Employer the vesting provision in Article VI shall not apply to such Participant’s Account. Each Participant may, from time to time and in the form as approved by the Administrative Committee, name a beneficiary to whom any amounts payable to the Participant under the Plan due to the Participant’s death will be paid, provided that, in the absence of any such beneficiary designation, amounts payable to the Participant due to death will be paid to the Participant’s estate. If a Participant shall die after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the beneficiary or the estate, as applicable, of the Participant. The Administrative Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the beneficiary or the estate, as applicable, of the Participant all of the awards then standing to his or her credit in a lump sum within sixty (60) days of the Participant’s death.”

5.    Paragraph (D) of Article VII of the Grandfathered Plan is hereby amended in its entirety to read as follows:

“(D)    Each Participant may, from time to time and in the form as approved by the Administrative Committee, name a beneficiary to whom any amounts payable to the Participant under the Plan due to the Participant’s death will be paid, provided that, in the absence of any such beneficiary designation, amounts payable to the Participant due to death will be paid to the Participant’s estate. If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the beneficiary or the estate, as applicable, of the Participant. The Administrative Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the beneficiary or estate, as applicable, of the Participant all of the awards then standing to his or her credit in a lump sum or in such other form of payment consistent with the alternative methods of payment set forth above as the Administrative Committee shall determine after considering such facts and circumstances relating to the Participant and his or her beneficiary or estate as it deems pertinent.”

6.    All other provisions of the SERP are hereby ratified and confirmed.

IN WITNESS WHEREOF, Halliburton Company has caused these presents to be duly executed this 12th day of July, 2016.

By:    /s/James R. Boyd____________________________
(On Behalf of the Compensation Committee)